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EXHIBIT (i)
DEFERRED COMPENSATION PLAN OF KALMAN J. COHEN, DIRECTOR

                            USLIFE INCOME FUND, INC.

                           DEFERRED COMPENSATION PLAN
                           AS AMENDED AUGUST 13, 1986

1. Eligibility

     Each member of the Board of Directors of USLIFE Income Fund, Inc. (the" Fund") who is not also an employee of the Fund, or any of its subsidiaries, is eligible to participate in this Deferred Compensation Plan (the "Plan"), pursuant to the terms and conditions as described herein.

2. Participation by Non-Employee Directors

     (a) On the date of adoption of this Plan and at any time thereafter, each non-employee Director may elect to participate in the Plan by directing that all or part of the compensation which would otherwise have been payable to him for services as a Director (including any fees payable for services as a member of a committee of a Board) shall be credited to a deferred compensation account subject to the terms of the Plan.

     (b) An election to participate in the Plan shall be in the form of a document executed by a non-employee Director and filed with the Secretary of the Fund, and such election shall continue in effect until such non-employee Director ceases to be a Director or is otherwise ineligible for the Plan, or until such non-employee Director terminates such election, in whole or in part, by written notice filed with the Secretary of the Fund. Any such termination, in whole or in part, shall become effective at the close of the calendar quarter ending immediately following the date on which the Secretary receives such notice with respect to all compensations and fees payable thereafter, or at the termination of such later calendar quarter as may be designated in the notice of termination.

     (c) A non-employee Director who has filed a termination of election may thereafter file an election to participate for any future calendar quarters, at any time with respect to compensation and fees payable to him as a non-employee Director of the Fund. Such election shall be as provided in paragraph 2(b) hereof.




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3. Deferred Compensation Accounts

     (a) All deferred accounts shall be held with the general funds of the Fund. shall be credited to an account in the name of the individual Director and shall bear interest. as described herein, from the date such fees were first awarded or would otherwise have been paid.

     (b) The participant's deferred compensation account shall be credited at the end of each quarter with an interest equivalent. The interest equivalent shall be calculated at the rate of 2-1/2% quarterly (or such other rate as is set by the Board), which rate shall be applied to the amounts in each participant's account at the beginning of such quarter.

     (c) The Board of Directors intends to review and set the interest rate described in Section 3(b) at least annually in the light of current economic conditions. provided however, that in the event that the rate is not modified the interest equivalent shall continue to be calculated at the rate as last set forth by the Board of Directors.

4. Distribution

     (a) Each non-employee Director who elects to participate in this Plan may make an election or may modify any prior election with respect to the distribution of the amounts deferred under the Plan plus accumulated interest in a single lump sum or annual installments. Elections for distribution and any designation of beneficiary (which designation may name an entity other than a natural person) shall first be made by non-employee Directors at the time that they elect to participate in the Plan. Any modification of a prior election to receive payment in a lump sum or annual installments shall be made no later than the end of the calendar year preceding the year in which a non-employee Director ceases to serve as a Director. Any beneficiary designation, change or cancellation may be made at any time. A Director may elect to receive amounts deferred under the Plan plus accumulated interest in one payment or in some other number of approximately equal annual installments (not exceeding 10). The first installment (or the single payment if so elected) shall be paid on the tenth day of the calendar year immediately following the year in which a non-employee Director ceases to be a Director of the Fund. Subsequent installments, if any, shall be paid on the tenth day of each succeeding calendar year until the entire amount credited to the individual's account shall have been paid in full. Amounts held pending distribution pursuant to this paragraph shall continue to accrue interest as provided in Section 3 of this Plan until the date of distribution.

     (b) The election or any modification of a prior election with respect to the distribution of amounts deferred under the Plan plus accumulated interest shall be contained in a Notice of Election in a form provided by the Secretary of the Fund. and shall be executed by the Director and filed with the Secretary of the Fund.




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     (c) Notwithstanding any election made by a Director, in the event such
Director becomes a proprietor, officer, partner, employee, or otherwise affiliated with any business that is in competition with the Fund or any of its subsidiaries, directly or indirectly, or becomes employed by any governmental agency having jurisdiction over the activities of the Fund or any of its subsidiaries, the entire balance of his deferred fees, including interest, shall be paid immediately to him in a single payment.

     (d) If a Director should die before full payment of all amounts credited to his account, the balance of his account shall be paid either

(1) in a single lump sum payment on the tenth day of the calendar year immediately following the date of his death to (i) his designated beneficiary or beneficiaries, if a single lump sum payment has been elected for them; or (ii) his estate, if no beneficiaries have been named or the designated beneficiaries have predeceased the Director,

OR,

(2) in approximately equal annual installments to his designated beneficiary or beneficiaries in the number of annual installments (not exceeding ten) elected for the beneficiary so long as the number of any prior, annual installments paid to the Director and those elected for the beneficiary do not exceed 10.

     (e) A Director shall bear full responsibility for the accuracy and legal sufficiency of any such beneficiary designation. At any time, and from time to time, any such designation may be changed or cancelled by the Director without the consent of any beneficiary. Any such designation, change or cancellation must be by written notice filed with the Secretary of the Fund and shall not be effective until received by the Secretary. If a Director designates more than one beneficiary, any payments to such beneficiaries shall be made in equal shares unless the Director has designated otherwise. In the absence of a written notice contesting a beneficiary designation or otherwise contesting a distribution received by the Secretary of the Fund before the date of distribution, distribution will be made in accordance with the beneficiary designation of record.

5. Miscellaneous

     (a) No deferred compensation or fees or interest thereon provided for in this Plan shall be subject to assignment, attachment, lien, levy, or other creditors' rights under state or federal law.

     (b) The Fund shall not be required to reserve, or otherwise set aside, funds for the payment of its obligations hereunder.




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     (c) Copies of the Plan and any and all amendments thereto shall be made available at all reasonable times at the office of the Secretary of the Fund to all non-employee Directors.

     (d) This Deferred Compensation Plan may be amended prospectively, from time to time, by the Board of Directors of the Fund, and the interest rate applicable hereunder may be set prospectively by the Board as provided in Section 3 hereof, but no amendment shall, in any event, be made to the Plan which would reduce the amounts already earned by any non-employee Director or change the date or provisions for distribution of such amounts. unless each non-employee Director personally approves such amendments insofar as the amendments affect him.




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                            USLIFE INCOME FUND, INC.

        NOTICE OF ELECTION TO DEFER NON-EMPLOYEE DIRECTOR'S COMPENSATION

Pursuant to the terms of the unfunded Deferred Compensation Plan of USLIFE Income Fund, Inc., adopted at a meeting of the Board of Directors held on November 1, 1979, and as amended January 11, 1984 and August 13,1986, at which times a quorum was present and at all times acting, I hereby elect to defer receipt of (specify portion, e.g. all, half, or a percentage or dollar amount) of my compensation payable to and receivable by me in consideration for my services as a non-employee Director of USLIFE Income Fund, Inc. (including fees payable for services as a member of a committee of the Board) effective _________________. Such election shall continue in effect until such time as I file written notice of termination (or a change in the amount of compensation to be deferred) with the Secretary of USLIFE Income Fund, Inc., or such time as I cease to be a non-employee Director of become otherwise ineligible for the Plan.

I also hereby elect that all amounts deferred under the Plan, together with accumulated interest, shall be distributed to me in ________ (specify number not exceeding 10) equal annual installments), of which the first installment (or the single payment, if so elected) shall be paid on the tenth day of the calendar year immediately following the year in which I cease to be a Director of USLIFE Income Fund, Inc. and subsequent installments, if any, shall be paid on the tenth day of each succeeding calendar year until the entire amount credited to my account shall have been paid in full.* I understand that in the event of my death, all amounts deferred pursuant to this Plan, together with accumulated interest, shall be payable in full in accordance with my Designation of Beneficiary on file with the Secretary of USLIFE Income Fund, Inc. or, if no beneficiaries have been named or the beneficiaries have predeceased me, to my estate on the tenth day of the calendar year immediately following date of death.


                                                  Director

                                                  Date:

Please return this form to Richard G. Hohn. Vice President -Secretary, USLIFE Income Fund, Inc., 125 Maiden Lane, New York, NY 10038)

                                                  Received:
                                                  Vice President-Secretary
                                                  Richard G. Hohn.
                                                  Date:




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* Modifications of prior elections with respect to the distribution of amounts deferred under the Plan may be made no later than the end of the calendar year preceding the year in which a non-employee Director ceases to serve as a Director. Any beneficiary designation, change or cancellation may be made at any time.